Exhibit 99.1

Press Release

RELEASE DATE:	July 15, 2015	Contact:	Joseph R. Corrato
	At 4:30 p.m. EST		President
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES
ADOPTION OF NEW STOCK REPURCHASE PROGRAM

Philadelphia, Pennsylvania (July 15, 2015) -- Prudential Bancorp, Inc. (the "Company") (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, approved the Company's second stock repurchase program covering up to 850,000 shares or approximately 10% of its issued and outstanding shares of common stock.  The Company has substantially completed its first repurchase program, repurchasing 916,871 shares of the 950,000 shares covered by the program at an average cost of $13.18. The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors over a one-year period or such longer period of time as may be necessary to complete such repurchases.  Repurchases are expected to commence promptly following the announcement of the Company's operating results for the quarter ended June 30, 2015.

"We are pleased to announce our second stock repurchase program, which reflects our commitment to manage our capital prudently and in a manner which we believe will enhance shareholder value" said Tom Vento, Chairman and Chief Executive Officer. Joe Corrato, President, added, "As we have indicated previously, we are committed to building long-term shareholder value while effectively managing our capital.  Implementing the second stock repurchase program is one of the strategies the Board believes is integral to the effective management of our capital."

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank originally organized in 1886 and headquartered in Philadelphia, Pennsylvania. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, four of which are in Philadelphia, one is in Drexel Hill, Delaware County, Pennsylvania and the remaining branch is located in Chalfont, Bucks County, Pennsylvania.  At March 31, 2015, the Company had assets totaling $518.3 million, liabilities totaling $389.5 million and $128.8 million of stockholders' equity.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations.  Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.  Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.Prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.